As filed with the Securities and Exchange Commission on April 24, 2025
    File No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2567903 (I.R.S Employer Identification No.)
3550 Lenox Road Atlanta, Georgia (Address of Principal Executive Offices)	30326 (Zip Code)
Global Payments Inc. 2025 Incentive Plan
Global Payments Inc. Employee Stock Purchase Plan, as Amended and Restated
(Full title of the plans)
______________________

Dara Steele-Belkin
General Counsel and Corporate Secretary
Global Payments Inc.
3550 Lenox Road
Atlanta, Georgia 30326
Tel: (770) 829-8000
(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Julie Mediamolle
Kerry Wenzel
Alston & Bird LLP
The Atlantic Building
950 F Street, NW
Washington, DC 20004
Tel: (202) 239-3300
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    □

EXPLANATORY NOTE

Global Payments Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register for issuance: (i) 11,500,000 shares of the Company’s common stock (“Common Stock”) under the Global Payments Inc. 2025 Incentive Plan (the “2025 Plan”); (ii) 2,300,000 shares of Common Stock under the Employee Stock Purchase Plan, as Amended and Restated (the “ESPP” and together with the 2025 Plan, the “Plans”); and (iii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)    The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the General Counsel and Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 14, 2025;

●our Current Reports on Form 8-K filed with the SEC on March 7, 2025 and April 21, 2025;

●the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any other amendments and reports filed for the purpose of updating such description; and

●all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Dara Steele-Belkin, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Registrant, Ms. Steele-Belkin participates in incentive plans of the Registrant and is eligible to receive awards under such plans. Ms. Steele-Belkin beneficially owns less than 0.1% of the outstanding Common Stock.

Item 6.    Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed: (x) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (y) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (z) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the GBCC; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (i) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) acts of omission which involve intentional misconduct or a knowing violation of the law; (iii) the types of liability set forth in Section 14-2-832 of the GBCC, or (iv) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

As permitted by the GBCC, the Company’s bylaws requires it to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in such proceeding. The Company’s bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the GBCC, or (iv) for any transaction from which he or she received improper personal benefits. The Company’s bylaws require the Company, under certain circumstances, to advance expenses to its officers and directors who are parties to a proceeding for which indemnification may be sought.

The Company’s bylaws also provide that the Company must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, to the fullest extent permitted by Georgia law, subject to limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with the Company and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

Certain of the Company’s employee benefit plans provide indemnification of directors and other agents against certain claims arising from the administration of such plans.

The Company also provides insurance from commercial carriers against certain liabilities incurred by its directors and officers.

As permitted by the GBCC, the Company’s articles of incorporation contain a provision that eliminates a director’s personal liability to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

• any appropriation, in violation of his or her duties, of any business opportunity of the Company;
• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• the types of liability specified in Section 14-2-832 of the GBCC; and
• any transaction from which the director derives an improper personal benefit.
These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter the Company shareholders or the Company from bringing a lawsuit against its directors. However, these provisions do not limit or eliminate the Company’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. The SEC has taken the position that this provision will have no effect on claims arising under federal securities laws.

The foregoing summaries are subject to the complete text of the GBCC and the Company’s articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Third Amended and Restated Articles of Incorporation of Global Payments Inc. incorporated by reference to Exhibit 4.1 to Global Payments Inc.’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 filed on September 18, 2019).

4.2
Articles of Amendment to the Third Amended and Restated Articles of Incorporation of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on May 1, 2020).

4.3	Twelfth Amended and Restated Bylaws of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on February 21, 2023).
5.1*	Opinion of Dara Steele-Belkin, General Counsel and Corporate Secretary of Global Payments Inc.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Dara Steele-Belkin, General Counsel and Corporate Secretary of Global Payments Inc. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Global Payments Inc. 2025 Incentive Plan, filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2025, and incorporated herein by reference.
99.2
Global Payments Inc. Employee Stock Purchase Plan, as Amended and Restated, filed as Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2025, and incorporated herein by reference.

107*	Calculation of Filing Fee Table.
* Filed herewith.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(ii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 24, 2025.

GLOBAL PAYMENTS INC.

By:	/s/ Dara Steele-Belkin
	Name:	Dara Steele-Belkin
	Title:	General Counsel and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Cameron M. Bready and Dara Steele-Belkin, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on April 24, 2025.

Signature	Title

/s/ Cameron M. Bready	Chief Executive Officer and Director (Principal Executive Officer)
Cameron M. Bready

/s/ Joshua J. Whipple	Chief Financial Officer (Principal Financial Officer)
Joshua J. Whipple

Chief Accounting Officer (Principal Accounting Officer)
/s/ David M. Sheffield
David M. Sheffield
/s/ M. Troy Woods	Chair of the Board of Directors
M. Troy Woods

/s/ Connie D. McDaniel	Director
Connie D. McDaniel

/s/ F. Thaddeus Arroyo	Director
F. Thaddeus Arroyo

/s/ Robert H.B. Baldwin, Jr.	Director
Robert H.B. Baldwin, Jr.

/s/ John G. Bruno	Director
John G. Bruno

/s/ Joia M. Johnson	Director
Joia M. Johnson

/s/ Kirsten Kliphouse	Director
Kirsten Kliphouse

/s/ Joseph Osnoss	Director
Joseph Osnoss

/s/ William B. Plummer	Director
William B. Plummer